Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Current Report filed on Form 8-K/A (file number 000-24688) of our report dated May 27, 2010, except for note 13, which is January 14, 2011 with respect to the audited consolidated financial statements of Jurasin Oil and Gas, Inc. for the years ended December 31, 2009 and 2008.

/s/ MaloneBailey, LLP

www.malone−bailey.com

Houston, Texas

January 14, 2011